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EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-80301, 333-16205, 333-37138, 333-40276, 333-47033, 333-71151,
333-82752, 333-104968, and 333-109317) and Form S-3 (No. 333-103539) of PAREXEL
International Corporation of our reports dated August 26, 2005, with respect to the consolidated financial statements and schedule of PAREXEL International Corporation, PAREXEL International Corporation's management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PAREXEL International Corporation, included in this Annual Report (Form 10-K) for the year ended June 30, 2005.


                                        Ernst & Young LLP

Boston, Massachusetts
September 8, 2005